Exhibit 99.2

Subject: SALTCHUK - OVERSEAS SHIPHOLDING GROUP ANNOUNCEMENT

Saltchuk is pleased to announce we have executed a definitive agreement to acquire all the outstanding stock that we do not already own in our nation’s leading domestic marine transporter of energy, Overseas Shipholding Group (OSG). We expect the transaction to close within the next few months.

Once finalized, OSG will remain an independent operating company and become Saltchuk’s seventh Business Unit. CEO Sam Norton will continue to lead the organization and partner with us as he continues to grow the enterprise through multi-generational investments.

OSG shares our values in placing employee safety and environmental stewardship as a top priority. The addition of this high-quality organization to our family will benefit the broader organization as we share best practices and learn from one another.

With this addition, our family of companies will employ more than 8,500 people and have total assets exceeding $4 billion. We look forward to welcoming OSG and its 1,000 team members to the Saltchuk family of companies.

Mark

About Overseas Shipholding Group, Inc.

OSG provides liquid bulk transportation services for crude oil and petroleum products in the U.S. Flag markets. OSG’s U.S. Flag fleet consists of Suezmax crude oil tankers, conventional and lightering ATBs, shuttle and conventional MR tankers, and non-Jones Act MR tankers that participate in the U.S. Tanker Security Program. OSG’s two wholly-owned subsidiaries Alaska Tanker Company and Aptamus LLC are included in the transaction.

OSG, headquartered in Tampa, FL., is recognized as one of the world’s most customer-focused marine transportation companies, committed to setting high standards of excellence for its quality, safety, and environmental programs.

Learn more about the newest member of the Saltchuk family of companies at: www.osg.com.

Additional Information and Where to Find It

The tender offer for the outstanding shares of Class A common stock of the Company referenced in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company or any other securities. This communication is also not a substitute for the tender offer materials that Saltchuk will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Saltchuk will file with the SEC a Tender Offer Statement on Schedule TO, and the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9.

THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION / RECOMMENDATION STATEMENT AND ALL OTHER FILINGS MADE BY THE COMPANY AND SALTCHUK WITH THE SEC IN CONNECTION WITH THE TENDER OFFER WHEN SUCH DOCUMENTS BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

When filed, the Company’s stockholders and other investors can obtain the Tender Offer Statement, the Solicitation/Recommendation Statement and other filed documents free of charge at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company and Saltchuk will be available free of charge under “SEC Filings” on the Investors page of the Company’s website, www.osg.com. In addition, the Company’s stockholders may obtain free copies of the tender offer materials by contacting the information agent for the tender offer that will be named in the Offer to Purchase included in the Tender Offer Statement.

Cautionary Notice Regarding Forward-Looking Statements

Statements contained in this communication regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “estimates,” “expects,” “focused,” “continuing to,” “seeking,” “will” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements include those related to: the ability of the Company and Saltchuk to complete the transactions contemplated by the Merger Agreement, including the parties’ ability to satisfy the conditions to the consummation of the tender offer contemplated thereby and the other conditions set forth in the Merger Agreement, and statements about the expected timetable for completing the transactions. Because such statements deal with future events and are based on the Company’s and Saltchuk’s current expectations, they are subject to various risks and uncertainties and actual results could differ materially from those described in or implied by the statements in this communication. These forward-looking statements are subject to risks and uncertainties, including, without limitation, risks and uncertainties associated with: the timing of the tender offer and the subsequent merger; uncertainties as to how many shares of the Company will be tendered into the tender offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the tender offer and the subsequent merger may not be satisfied or waived; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement and other risks and uncertainties affecting the Company, including those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2024, as amended by a filing with the SEC on March 25, 2024, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings and reports that the Company makes from time to time with the SEC. Except as may be required by law, neither the Company nor Saltchuk assumes any obligation to update these forward-looking statements, which speak only as of the date they are made, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.